Exhibit 10.5
EXTERRAN CORPORATION
AWARD NOTICE
COMMON STOCK AWARD FOR NON-EMPLOYEE DIRECTORS
Exterran Corporation (the "Company") has granted to you an Other Stock-Based Award consisting of shares of Common Stock under the Exterran Corporation 2015 Stock Incentive Plan (as may be amended from time to time, the "Plan"), subject to the terms and conditions set forth in this Award Notice (the “Award Notice”) and the Plan. Unless otherwise defined herein, capitalized terms used in this Award Notice shall have the respective meanings ascribed to them in the Plan.
The material terms of your Award are as follows:
1.Award. You have been granted shares of the Company’s Common Stock (the “Award” or “Stock") subject to these terms and conditions.
2.Grant Date. The Grant Date of your Award is the date on which this Award is approved by the Board of Directors of the Company or an appropriate committee of the Board of Directors.
3.Stockholder Rights. The Company will register the Stock in your name. You will have the right to vote your Stock and receive dividends, if any.
4.No Right to Continued Service. Nothing contained in this Award Notice shall confer upon you any right to continued service (as a member of the Board or otherwise), or limit in any way the right of the Board to terminate or modify the terms of your service at any time.
5.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
6.Withholding. To the extent required by law, the Company and its Affiliates will withhold a sufficient number of shares of Common Stock that are otherwise issuable to you pursuant to your Award to satisfy any required tax withholding obligations.
7.Plan Governs. Your Award and this Award Notice are subject to the terms of the Plan, a copy of which is available at no charge through your stock account or which will be provided to you upon request as indicated in Section 13. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
8.Adjustment. This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.

Exterran Corporation 2020 Common Stock Award For Non-Employee Directors

9.Modifications. The Company may, without your consent, make any change to this Award Notice that is not materially adverse to your rights under this Award Notice.
10.Non-Solicitation/Confidentiality/Non-Disparagement Agreement. The greatest assets of the Company and its affiliates (“Exterran” in this Section 10) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Exterran has adopted this Non-Solicitation/Confidentiality/Non-Disparagement Agreement as set forth in this Section 10, the terms of which you acknowledge and agree to in exchange for the consideration provided by this Award and access to the Company’s confidential information.
a.In order to assist you with your duties, Exterran has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Exterran (“Confidential Information”). Such Confidential Information shall include, without limitation, information regarding Exterran’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran. You agree, during your service to Exterran and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Exterran’s written consent, any Confidential Information of Exterran, except as required by your job-related duties to Exterran.
b.You agree that whenever your status as a member of the Board ends, (i) you shall return to Exterran all documents containing or referring to Exterran’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Exterran computers, mobile computing devices, handheld devices, phones and similar equipment, hardware and software, and all Exterran property, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Exterran’s business coming into your possession and/or control during your service as a member of the Board or otherwise, with no request being required. You further agree that if company property is in electronic form on a personal computer or device, you will delete all such information from the devices.
c.You agree that you will not, during your service to Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit, cause, encourage or induce any natural person who is employed by Exterran in any capacity for employment by another company (including, for this purpose, contracting with any person who was an independent contractor (excluding consultant) of Exterran on the date of your employment or during the six (6)-month period preceding the termination of your employment), or (ii) solicit any established customer of Exterran or other service provider of Exterran or interfere with the relationship of Exterran with its established customers or other service providers without, in any of those prior cases, the prior written consent of Exterran.
d.You agree that (i) the terms of this Section 10 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 10 are ancillary or a part of; (ii) the consideration provided by Exterran under this Section 10 is not illusory; (iii) the restrictions of this Section 10 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Exterran; and (iv) the Award and other consideration given by Exterran under this Section 10, including without limitation, the provision

Exterran Corporation 2020 Common Stock Award For Non-Employee Directors

by Exterran of Confidential Information to you, gives rise to Exterran’s interests in the covenants set forth in this Section 10.
e.Subject to Section 11 below, you agree that you will not, directly or indirectly, make any public or private statements (whether orally, in writing, via electronic transmission or otherwise) that disparage, denigrate or malign Exterran or any of its affiliates; any of the businesses, activities, operations, affairs, reputations or prospects of any of the foregoing; or any of the respective officers, employees, directors, managers, partners, agents, members or shareholders of any of the foregoing.
f.You and Exterran agree that it was both parties’ intention that the terms of this Section 10 are binding and enforceable. You agree that if any covenant contained in this Section 10 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Exterran, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Exterran.
g.In the event that Exterran determines that you have breached or attempted or threatened to breach any term of this Section 10, in addition to any other remedies at law or in equity Exterran may have available to it, it is agreed that Exterran shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that the period during which the covenants contained in this Section 10 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 10.
h.You understand that the obligations in this Section 10 are independent of and do not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.
i.Notwithstanding any other provision of this Award, the provisions of this Section 10 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section 10 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.
11.  Protected Rights. Notwithstanding any other provision of this Award Notice, nothing contained in this Award Notice limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. You understand that this Award Notice does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Exterran.
12. Defend Trade Secrets Act. You are hereby notified that under the Defend Trade Secrets Act: (1) no person will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to

Exterran Corporation 2020 Common Stock Award For Non-Employee Directors

a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) a person who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the person and use the trade secret information in the court proceeding, if the person files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
13. Additional Information. If you require additional information concerning your Award, contact compensation@exterran.com, UBS at 1-877-313-6669, or log in online at www.ubs.com/onesource/extn.
        14.  Clawback. The Award shall be subject to the provisions of any clawback or recoupment policy adopted by the Company’s Board of Directors from time to time, including without limitation the Incentive-Based Compensation Recoupment Policy adopted by the Company’s Board of Directors effective on January 1, 2019.

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Exterran Corporation 2020 Common Stock Award For Non-Employee Directors